EXHIBIT 99.2
Macquarie Infrastructure Company LLC
125 W. 55th Street
New York, NY 10019
USA
Media Release
MACQUARIE INFRASTRUCTURE COMPANY ANNOUNCES
SALE OF NON-U.S. INVESTMENTS
CONSOLIDATES FOCUS ON U.S. INFRASTRUCTURE
New York, NY – August 24, 2006 Macquarie Infrastructure Company (NYSE:MIC) announced that is has entered into definitive agreements to sell its 50% stake in the company that owns the Yorkshire Link toll road concession and its 17.5% interest in the South East Water clean water utility. Both the Yorkshire Link and South East Water are located in the U.K. Proceeds from the sales will be used to pay off debt that partially funded the equity portion of three U.S. infrastructure acquisitions made by MIC this year.
“Both Yorkshire Link and South East Water have provided MIC shareholders with a source of consistent income and exposure to important sectors within infrastructure,” said Peter Stokes, Chief Executive Officer of Macquarie Infrastructure Company. “However, given our focus on owning and investing in infrastructure businesses in the U.S., our proven ability to source quality opportunities in the U.S. and the capital resources those opportunities require, the decision to sell these interests fits well with our core strategy.”
Stokes went on to say that he expects that the sales will support additional growth in distributable cash per share, based on the yields achieved by the firm in the recent acquisitions of Trajen Holdings, Inc., The Gas Company and a 50% interest in International-Matex Tank Terminals.
Yorkshire Link
MIC has entered into an agreement that provides for a sale of its 50% interest in Connect M1-A1 Limited, the company that owns the Yorkshire Link toll road concession, for GBP 43.6 million. The sale is expected to close before the end of November, 2006, subject to the waiver or exercise of pre-emptive rights held by MIC’s 50% partner in Yorkshire Link and customary third party approvals.
At current exchange rates and assuming a closing of the sale on October 31, 2006, MIC would receive proceeds from the sale of approximately $81.3 million, net of transaction costs, and record a gain on the sale of approximately $432,000. Based on the same assumptions, MIC anticipates generating a total holding period internal rate of return (including distributions and sale proceeds) from its investment in Yorkshire Link of approximately 10.2% after tax.
South East Water
MIC has also entered into a put and call option agreement with MEIF Luxembourg (Holdings) SA, a subsidiary of the Macquarie European Infrastructure Fund LP (“MEIF”), with regard to its 17.5% indirect interest in South East Water (“SEW”). The agreement provides MIC with a put option and MEIF with a call option over the minority interest for a sale price of GBP 33.1 million that reflects the absence of control associated with the minority interest. The sale price will be adjusted up from a June 30, 2006 valuation date through the date of sale by any increases in value, and adjusted down by the value of any distributions received.
The option agreement also provides that in the event that MEIF acquires MIC’s interest through either the put or the call option, and then subsequently re-sells, or enters into a binding agreement to re-sell, that interest prior to April 1, 2007 at a price that is higher than that generated for MIC by the exercise of the option, MEIF will be required to pay MIC the difference, less MEIF’s transaction costs and taxes attributable to the difference.
If MEIF subsequently sells the interest acquired from MIC prior to April 1, 2007 at a price that is lower than the

Macquarie Infrastructure Company LLC
price paid to MIC, MIC is required to pay MEIF the difference with similar adjustments for MEIF’s transaction costs.
MIC intends to put its interest in SEW to MEIF in early October 2006, following the expected payment of a distribution from SEW in September. At current exchange rates and assuming a sale on September 30, 2006 MIC would receive estimated proceeds of $61.0 million, net of transaction costs, and would record a gain on sale of approximately $21.4 million. Based on the same assumptions, MIC anticipates generating a total holding period internal rate of return (including distributions and sale proceeds) from its investment in SEW of approximately 47% after tax.
Use of Proceeds
MIC will use the proceeds from both sales, and cash raised in the Company’s August 17th sale of securities in Macquarie Communications Infrastructure Group, to retire a portion of its acquisition-related debt. The proceeds from all sales, approximately $220 million, will reduce MIC’s acquisition-related debt to a total of approximately $234 million. The Company plans to raise new equity capital to repay the balance of the acquisition-related debt prior to the expiration of the debt facility in March 2008.
ABOUT MACQUARIE INFRASTRUCTURE COMPANY
Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses, including an airport services business, an off-airport parking business, a district energy business, a gas production and distribution business, and a 50% interest in a bulk liquid storage terminal business.
FORWARD LOOKING STATEMENTS
This earnings release contains forward-looking statements. We may, in some cases, use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, “potentially”, or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this presentation are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: our ability to successfully integrate and manage acquired businesses, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance our debt, and implement our strategy, decisions made by persons who control our investments including the distribution of dividends, our regulatory environment, changes in air travel, automobile usage, fuel and gas prices, foreign exchange fluctuations, environmental risks and changes in U.S. federal tax law.
Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investments in Macquarie Infrastructure Company Trust are not deposits with or other liabilities of Macquarie Bank Limited, or of any Macquarie Group company, and are subject to investment risk, including possible delays in repayment and loss of income and principal invested. Neither Macquarie Bank Limited nor any other member company of the Macquarie Group guarantees the performance of Macquarie Infrastructure Company Trust or the repayment of capital by Macquarie Infrastructure Company Trust. “Macquarie Group ” refers to the Macquarie Group of companies, which comprises Macquarie Bank Limited and its worldwide subsidiaries and affiliates. MIC-G
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